
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate, participating mortgage loans,and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
</LEGEND>
<CIK> 0000810116
<NAME> DEAN WITTER REALTY YIELD PLUS, LP

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1994
<PERIOD-END>                               DEC-31-1994
<CASH>                                       9,772,726
<SECURITIES>                                         0
<RECEIVABLES>                                  806,173
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             195,810,917<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                 102,530,395<F2>
<TOTAL-LIABILITY-AND-EQUITY>               195,810,917<F3>
<SALES>                                              0
<TOTAL-REVENUES>                            29,051,935<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                            18,035,223
<LOSS-PROVISION>                             1,711,683
<INTEREST-EXPENSE>                           5,280,383
<INCOME-PRETAX>                              4,024,646
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          4,024,646
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                626,375
<CHANGES>                                            0
<NET-INCOME>                                 4,651,021
<EPS-PRIMARY>                                      .47<F5>
<EPS-DILUTED>                                        0

<F1>
In addition to cash and receivables, total assets include net investments in real estate of $162,554,659, net investments in participating mortgage and other secured loans of $19,584,348, net deferred expenses of $1,488,502 and other assets of $1,604,509.
<F2>Represents partners' capital.
<F3>Liabilities include mortgage notes payable of $57,714,877, minority interests of $19,873,023, loans payable to bank of $9,350,557 and accounts payable and other liabilities of $6,342,065.
<F4>Total revenue includes rent of $24,937,731, interest on participating mortgage loans of $2,588,341, interest on short-term investments of $369,191 and other revenue of $1,156,672.
<F5>Represents net income per Unit of limited partnership interest.

